250 Putnam Asset Allocation Funds Growth Portfolio attachment
3/31/09 Semi annual


Because the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	 43,716
Class B	  6,364
Class C	  4,078

72DD2 (000s omitted)

Class M	  1,014
Class R	    292
Class Y	  6,229

73A1

Class A	 0.3920
Class B	 0.2830
Class C	 0.2880

73A2

Class M	 0.3220
Class R	 0.3700
Class Y	 0.4260

74U1	(000s omitted)

Class A	106,778
Class B	 20,793
Class C	 13,314

74U2	(000s omitted)

Class M	  2,736
Class R	    858
Class Y	 26,562

74V1

Class A	   7.88
Class B	   7.78
Class C	   7.64

74V2

Class M	   7.77
Class R	   7.79
Class Y	   7.94

Item 74K

On September 26, 2008 the Growth Portfolio entered into Agreements with other registered investment companies (each a Purchaser) managed by Putnam
Management. Under the Agreements, the fund sold to the Purchasers the funds right to receive, in the aggregate, $1,559,858 in net payments from Lehman Brothers
Special Financing, Inc. in connection with certain terminated derivatives transactions (the Receivable), in each case in exchange for an initial payment plus (or minus) additional amounts based on the applicable
Purchasers ultimate realized gain (or loss) on the Receivable. The Receivable will be offset against the funds net receivable from Lehman Brothers Special
Financing, Inc. which is included in the Statement of assets and liabilities within Receivable for investments sold. The Agreements, which are included in the Statement of assets and liabilities, are valued at fair value following procedures approved by the Trustees.
All remaining payments under the agreement will be recorded as realized gain or loss.

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.